Exhibit 99.1

VARSITY BRANDS, INC.

6745 LENOX CENTER COURT, SUITE 300, MEMPHIS, TN 38115

                                                        CONTACT: JOHN M. NICHOLS
                                                                  (901) 387-4300

                         VARSITY BRANDS, INC. ANNOUNCES
                             NEW STOCK SYMBOL - VBR

                                       ---

Memphis, TN, May 30, 2002, -- Varsity Brands, Inc. (the "Company") today announces that it will adopt a new stock symbol effective May 31, 2002. The Company's stock symbol will change from "RDL" to "VBR". The Company's stock will continue to trade on the American Stock Exchange.

In September 2001, the Company changed its name to Varsity Brands, Inc. from Riddell Sports Inc., as a result of the sale of the Riddell Sports Group in June 2001. The Company did not change its stock symbol at that time.

The Company is a leading provider of goods and services to the school spirit industry. The Company designs, markets and manufactures cheerleading and dance team uniforms and accessories, as well as dance and recital apparel for the studio dance market; operates cheerleading and dance team instruction camps throughout the United States; produces nationally televised cheerleading and dance team championships and other special events; and operates studio dance competitions and conventions. The Company markets these products and related services through a year-round marketing strategy. The Company markets its proprietary products and services to schools, recreational organizations, coaches and participants in the extra-curricular market using its own nationwide sales force, as well as websites that are targeted to specific audiences and specific activities.

                                       ---